Exhibit 10.9
Summary of Certain Compensation Arrangements

I.	Arrangements Made on May 25, 2005 and Disclosed in a Report on Form 8-K Filed on May 26, 2005
On April 25, 2005, Douglas W. Stotlar was appointed President and Chief Executive Officer of the Company. At that time, the Company’s Compensation Committee, together with the other independent members of the Board of Directors, approved Mr. Stotlar’s compensation, including an annual base salary of $650,000, a target incentive compensation award equal to 100% of base salary, stock options and restricted stock grants, and a relocation package, including a mortgage subsidy in an amount and for a term to be determined. These events were reported in the Company’s Report on Form 8-K filed on April 28, 2005.
On May 25, 2005, the mortgage subsidy to be provided by the Company to Mr.
Stotlar was established for a period of six years, as follows:
Years 1 and 2 $10,000 per month
Years 3 and 4 $ 8,000 per month
Years 5 and 6 $ 6,000 per month
The mortgage subsidy will be paid annually in advance to Mr. Stotlar’s mortgage lender, on a present value basis. For example, in year 1 the Company will pay to the mortgage lender the present value of 12 monthly payments of $10,000 each. The value of the mortgage subsidy will be includable in Mr. Stotlar’s gross income for tax purposes.

II.	Arrangements Made on June 3, 2005 and Disclosed in a Report on Form 8-K Filed on June 6, 2005
A. Changes to Compensation for David S. McClimon and Bryan M. Millican
In connection with the organizational alignment described below under “Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers,” on June 3, 2005, the Company’s Compensation Committee approved the following changes to the compensation paid to David S. McClimon and Bryan M. Millican:
David S. McClimon
Senior Vice President, CNF Inc.
President, Con-Way Transportation Services, Inc.
1.	Increase in annual base salary from $343,096 to $395,044.

2.	Increase in target 2005 incentive compensation award from 60% to

75% of annual base salary (subject to a maximum equal to 150% of annual base salary). Actual payout (i) to be determined based upon actual 2005 pre-tax, pre-incentive income of Con-Way Transportation Services, Inc. and (ii) to be prorated based upon 60% target award for the period from January 1, 2005 until June 4, 2005, and 75% target award for the period from June 5, 2005 through December 31, 2005.

3.	Grant of 15,000 stock options.

4.	Target Value Management Plan award equal to 115% of annual base salary for three-year cycles commencing after January 1, 2005.
Bryan M. Millican
Senior Vice President of Sales and Marketing, CNF Inc.
1.	Increase in annual base salary from $268,112 to $295,000.

2.	Increase in target 2005 incentive compensation award from 60% to 75% of annual base salary (subject to a maximum equal to 150% of annual base salary). Actual payout to be pro rated and determined based upon (i) 60% target award and actual 2005 pre-tax, pre-incentive income of Con-Way Transportation Services, Inc., for the period from January 1, 2005 until June 4, 2005, and (ii) 75% target award and actual 2005 pre-tax, pre-incentive income of CNF Inc., for the period from June 5, 2005 through December 31, 2005, based on 75% factor.

3.	Grant of 7,100 stock options.

4.	Target Value Management Plan award equal to 115% of annual base salary for three-year cycles commencing after January 1, 2005.
In addition, each of Mr. McClimon and Mr. Millican is entitled to receive severance benefits under agreements to be entered into with the Company, and Mr. McClimon is entitled to receive benefits under an agreement to be entered into with Con-Way Transportation Services, Inc. These severance agreements will replace the existing agreements that these officers have with the Company and with Con-Way Transportation Services, Inc.
Each severance agreement with the Company will provide that if such officer’s employment is actually or constructively terminated within two years of a change in control (as defined in the severance agreement) of the Company or prior to a change in control at the direction of a person or entity which subsequently acquires control of the Company, the officer generally will receive from the Company, among other things, (i) a lump sum cash payment equal to three times the officer’s base salary as of the date of termination (or as of the change of control, if higher); (ii) a lump sum cash payment equal to three times the officer’s average annual bonus over the three years prior to the termination of employment; and (iii) life, disability, health, dental, and accidental insurance benefits for three years.
Mr. McClimon’s severance agreement with Con-Way Transportation Services, Inc. will provide generally that he will be entitled to receive from that company the payments and benefits described above if his employment is actually or constructively terminated with two years following a sale or other disposition of Con-Way Transportation Services, Inc. by the Company.
B. Employment Agreement with John H. Williford
On April 25, 2005, the Company announced that John H. Williford would no longer serve as President and Chief Executive Officer of Menlo Worldwide, LLC or as Senior Vice President of the Company, but would continue to serve as an advisor to the Company. The press release announcing these events was attached to the Company’s Report on Form 8-K that was filed on April 28, 2005.
On June 6, 2005, Mr. Williford entered into an Employment Agreement with the Company, pursuant to which Mr. Williford has agreed to serve as an advisor to the Company until January 6, 2006. The Employment Agreement is effective as of June 4, 2005.
As compensation for his services, Mr. Williford is entitled (i) to receive an annual base salary of $526,240; (ii) to participate in the incentive compensation plans of Menlo Worldwide, LLC (for the period from January 1, 2005 until June 4, 2005) and of the Company (for the period from June 5, 2005 until December 31, 2005), with a target payout equal to 100% of his 2005 salary (i.e., performance at target levels under both plans would entitle Mr. Williford to receive an aggregate payment under the two plans equal to his 2005 salary); and (iii) to receive certain other benefits, as described in the Employment Agreement.
The Company also agreed to pay to Mr. Williford a lump sum payment equal to $3,150,000 at the end of the term of the Agreement. Mr. Williford would forfeit his right to this payment if he was to terminate the Employment Agreement prior to the end of its term other than for good reason, or if he breached his obligations under the Employment Agreement. These obligations include non-solicitation of employees of the Company and its subsidiaries for a period of one year, commencing on the date of the Employment Agreement.
Mr. Williford currently holds approximately 130,000 stock options and 86,500 restricted stock grants that are not vested. Under the terms of the applicable award agreements, approximately 93,000 of the unvested stock options and 55,500 shares of the unvested restricted stock will vest on or before January 1, 2006, provided Mr. Williford remains an employee of the Company. The balance of the unvested stock options and restricted stock grants will be forfeited when the Employment Agreement terminates on January 6, 2006, unless such grants have vested pursuant to their terms for other reasons (e.g., death, disability, change in control).
The Employment Agreement also provides that the Company’s Board of Directors may, in its sole discretion, release Mr. Williford from his obligations under the Employment Agreement in order to obtain employment with another company, provided that the Board determines that such other company does not compete with the Company or its affiliates. If this were to occur, Mr. Williford would be entitled to the lump sum payment of $3,150,000, but would forfeit any other ongoing benefits available to him under the Employment Agreement.
C. Mortgage Subsidy for Kevin C. Schick
On January 24, 2005, Kevin C. Schick was appointed Senior Vice President and Chief Financial Officer of the Company, effective March 31, 2005. On March 1, 2005, the Company’s Compensation Committee approved Mr. Schick’s compensation, including an annual base salary of $310,000, a target incentive compensation award equal to 75% of base salary, and stock option grants. These events were reported in the Company’s Reports on Form 8-K filed on January 28, 2005 and March 4, 2005.
On June 3, 2005, the Company’s Compensation Committee approved a mortgage subsidy to be provided by the Company to Mr. Schick, who is relocating from Michigan to California in connection with his promotion to Senior Vice President and Chief Financial Officer. The mortage subsidy was established for a period of six years, as follows:
Years 1 and 2 $ 8,000 per month
Years 3 and 4 $ 6,000 per month
Years 5 and 6 $ 4,000 per month
The mortgage subsidy will likely commence in 2006, at which time Mr. Schick expects to acquire a residence in California. It is expected that the mortgage subsidy will be paid annually in advance to Mr. Schick’s mortgage lender, on a present value basis. For example, in year 1 the Company will pay to the mortgage lender the present value of 12 monthly payments of $8,000 each. The value of the mortgage subsidy will be includable in Mr. Schick’s gross income for tax purposes.
D. Termination of Severance Agreement Between Con-Way Transportation Services, Inc. and Douglas W. Stotlar
On June 3, 2005, the Severance Agreement dated March 1, 2005 between Con-Way Transportation Services, Inc. and Douglas W. Stotlar was terminated, since Mr. Stotlar is no longer employed by that company. The Severance Agreement dated March 1, 2005 between the Company and Mr. Stotlar remains in effect.
E. Employment Agreement with Gerald L. Detter
On December 6, 2004, Gerald L. Detter retired from his position as President and Chief Executive Officer of Con-Way Transportation Services, Inc. and entered into an Employment Agreement with the Company, pursuant to which Mr. Detter agreed to serve as an advisor to the Company until January 31, 2006. These events were reported in, and a copy of the Employment Agreement was filed as an exhibit to, the Company’s Report on Form 8-K filed on December 8, 2004.
Mr. Detter subsequently elected to retire from the Company, effective May 31, 2005. Effective upon his retirement, Mr. Detter’s obligation to serve as an advisor ceased, as did the Company’s obligation to pay Mr. Detter the salary specified in the Employment Agreement.
In addition, effective upon Mr. Detter’s retirement:
(1)	under the terms of his restricted stock agreements with the Company, all of his restricted stock grants that were unvested as of May 31, 2005 lapsed;

(2)	under the terms of his stock option agreements with the Company, and because he retired pursuant to the terms of the Company’s defined benefit pension plan, all of his outstanding stock options that were unvested as of May 31, 2005 vested, and Mr. Detter will have a period of three years following his retirement in which to exercise his stock options;

(3)	under the terms of the Company’s incentive compensation plan, and because he retired pursuant to the terms of the Company’s defined benefit pension plan, Mr. Detter is entitled to receive a pro rata portion of the 2005 incentive compensation award payment (if any) that he would have received had he remained employed by the Company for all of 2005;

(4)	under the terms of the Company’s value management plan, and because he retired pursuant to the terms of the Company’s defined benefit pension plan, Mr. Detter is entitled to receive, for each of the 2003 and 2004 value management award cycles, the payment (if any) called for under the value management plan based on the performance of Con- Way Transportation Services, Inc. from the beginning of the applicable award cycle through the end of 2005; and

(5)	under the terms of the Employment Agreement, Mr. Detter received title to his Company automobile.

III.	Arrangements Made on September 25, 2005 and Disclosed in a Report on Form 8-K Filed on September 29, 2005
A. Plans
The Company maintains a number of compensation plans in which the named executive officers of the Company are eligible to participate. Among these plans are the Company’s 1997 Equity and Incentive Plan, Value Management Plan and 2005 Deferred Compensation Plan for Executives. At a meeting held on September 25, 2005, the Compensation Committee of the Board of Directors of the Company approved amendments to the plans referred to above, as described below.
1997 Equity and Incentive Plan. The definition of the term “Change in Control” in the 1997 Equity and Incentive Plan was amended (i) by deleting clause (v) of the definition (which provided that a sale or other disposition of two of the Company’s three primary business units would constitute a Change in Control for grantees employed by CNF Inc.) and (ii) by changing the date referenced in clause (ii) of the definition from January 1, 2003 to January 1, 2006, so that a Change in Control generally occurs if individuals who on January 1, 2006 constitute the Board cease for any reason to constitute a majority of the number of directors.
Value Management Plan. The Value Management Plan was amended to provide that:
(i)	a Plan participant who, as a result of a transfer or transfers, is employed by more than one business unit during a three-year Plan cycle will receive a prorated payment (if any) for that cycle based on (A) the performance of the respective business units during the periods of time in which he or she was employed by the business units and (B) the length of time employed by each business unit during the three-year Plan cycle (with the amount of time determined by measuring from the first day of the month following the month in which the transfer is effective in the Company’s payroll records);

(ii)	for purposes of determining the payment (if any) to which a Plan participant is entitled for a three-year Plan cycle, a pay increase that is associated with a promotion and that occurs within three months following the beginning of the Plan cycle will be given effect;

(iii)	the term “Change in Control” has the meaning specified in the Company’s 1997 Equity and Incentive Plan, as amended.

The amendments described in clauses (i) and (ii) above are effective commencing with the 2005 Plan cycle, except that the amendments are not effective as to covered employees within the meaning of Section 162(m) of the Internal Revenue Code with respect to a Plan cycle commencing before January 1, 2006.
2005 Deferred Compensation Plan for Executives. The 2005 Deferred Compensation Plan was amended to provide that for those Plan participants who will be paid out in cash for their Phantom Stock Units at the time of distribution, the valuation of the Phantom Stock Units will be based on the Company’s common stock price on (1) the date of separation from service, for those who elected to receive their distribution in a lump sum upon separation from service, and (2) the date that is ten (10) days prior to the end of each calendar quarter for those who elected to receive their distribution in quarterly installments.
In addition to the amendments to the 2005 Deferred Compensation Plan for Executives, the Compensation Committee delegated to the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel (any one of whom may act alone), the duty to elect, in his or her sole discretion, to make all or part of distributions from a participant’s Phantom Stock Account in the 2005 Deferred Compensation Plan for Executives in cash or in Company stock, provided that none of the specified officers may make the election as to his or her own Phantom Stock Account. The Committee made the same delegation with respect to the Company’s Deferred Compensation Plan for Executives that governs deferrals made prior to January 1, 2005. The Committee also adopted the claims procedures set forth in the Value Management Plan for purposes of deciding all claims under the Company’s 1997 Equity and Incentive Plan.
B. Severance Agreements
The Company is party to severance agreements with each of the following executive officers, which agreements prescribe certain severance benefits to be provided to the executives in the event of a change in control (as defined) of the Company.
Douglas W. Stotlar            President and Chief Executive Officer
Kevin C. Schick                Senior Vice President and Chief Financial Officer
Jennifer W. Pileggi            Senior Vice President and General Counsel
David S. McClimon           Senior Vice President
Bryan M. Millican             Senior Vice President — Sales and Marketing
In addition, Mr. McClimon is party to a severance agreement with Con-Way Transportation Services, Inc., which agreement prescribes certain severance benefits to be provided to Mr. McClimon in the event of a change in control

(as defined) of Con-Way Transportation Services, Inc..
Copies of the severance agreements with Messrs. Stotlar and Schick and Ms. Pileggi are filed as exhibits to the Company’s Form 8-K filing dated March 4, 2005. Copies of the severance agreements with Messrs. McClimon, Millican and Schick are filed as exhibits to the Company’s Form 10-Q filing dated August 5, 2005.
Each of the severance agreements described above is currently scheduled to terminate on December 31, 2006. However, each agreement also contains an “evergreen” provision that will automatically extend the term of the agreement for an additional year on January 1 of each year unless, not later than September 30 of the preceding year, the executive officer, on the one hand, or the Company or Company subsidiary, as applicable, on the other hand, gives written notice to the other party of an intention not to extend the term of the agreement. As a result, absent any such notice, on January 1, 2006 the term of each of the severance agreements described above would automatically be extended to December 31, 2007.
At a meeting held on September 25, 2005, the Compensation Committee of the Board of Directors of the Company authorized and directed the Company and the Company subsidiaries to give the notices not to extend the terms of the severance agreements described above, and such notices have been sent to the executive officers. However, at the same meeting the Compensation Committee authorized the Company to enter into new severance agreements with the executive officers named above, subject to the Committee’s prior approval of the terms of the new agreements. The Company currently expects that these new agreements will be entered into before the end of calendar year 2005.

IV.	Arrangements Made on November 17, 2005 and Disclosed in a Report on Form 8-K Filed on November 17, 2005
Bryan M. Millican, Senior Vice President — Sales and Marketing, retired from the Company effective October 28, 2005. In connection with his retirement, Mr. Millican entered into a Separation Agreement and General Release, a copy of which was filed as an exhibit to the above-referenced 8-K. The following description of the Agreement is qualified in its entirety by reference to such exhibit.
The Agreement provides that for a period of six months following his retirement, Mr. Millican will assist the Company in the transition of his responsibilities. The Agreement also confirms that Mr. Millican is entitled to and will retain any stock options that were granted to him prior to the effective date of the Agreement and that were vested as of, or will vest following, the date of his retirement from employment, in accordance with their terms, as well as certain other rights and benefits under certain of the Company’s plans.

V.	Arrangements Made on December 3, 2005 and Disclosed in a Report on Form 8-K Filed on December 6, 2005
As reported in the Company’s Report on Form 8-K filed on September 29, 2005, in September 2005 the Compensation Committee of the Board of Directors of the Company approved certain changes to the Company’s 1997 Equity and Incentive Plan, Value Management Plan and 2005 Deferred Compensation Plan for Executives. The Committee also approved the giving of notice to the Company’s senior executive officers that the term of the severance agreements to which they are parties, which currently runs through December 31, 2006, will not be extended for an additional year on January 1, 2006; however, the Committee authorized the Company to enter into new severance agreements with the senior executive officers, subject to the Committee’s approval of the terms of the new severance agreements.
As described in further detail below, at a meeting held on December 5, 2005, the Compensation Committee approved the terms of the new severance agreements for the Company’s senior executives and certain other severance arrangements, and approved amendments to certain of the Company’s executive compensation plans, including additional amendments to the 1997 Equity and Incentive Plan, Value Management Plan and 2005 Deferred Compensation Plan for Executives. The Committee also approved changes to the form of Stock Option Agreement and Restricted Stock Award Agreement used to evidence awards granted to executives of the Company, and delegated authority to the Company’s Chief Executive Officer to award discretionary bonuses to employees.
  A. Severance Arrangements
At the December meeting, the Committee approved (i) the terms of the new severance agreements (the “Tier I Agreements”) for the senior executives (the “Tier I Executives”), (ii) the terms of new severance agreements (the “Tier II Agreements”) for an additional group of approximately 10 executives (the “Tier II Executives”), (iii) the terms of a new severance agreement (the “Tier II Vector Agreement”) pursuant to which the Company would provide severance payments and benefits to Tier II executives employed by Vector SCM, LLC (“Vector”), the Company’s joint venture with General Motors Corporation (although the Company currently anticipates that Vector will not employ any Tier II executives as of January 1, 2006, the effective date of the new severance agreements), and (iv) the terms of a new executive severance plan (the “Severance Plan”) , in which an additional group of approximately 39 executives (the “Tier III Executives”) are eligible to participate, provided that the employers of the Tier III Executives adopt the Severance Plan. Each of the severance agreements, and the new severance plan, are to be effective as of January 1, 2006. Upon the effective date of a new severance agreement, all prior severance agreements between the executive and his or her employer will be superseded. Each severance agreement (other than Tier II Vector Agreements) will be entered into by the company that employs the applicable executive, and that company will have the obligation to provide the severance payments and benefits provided for in the agreement; provided that, in the event that (a) there is a change in control of the Company and (b) an employer (other than the Company) fails to provide the severance payments and benefits, the Company has agreed to do so. Upon adoption of the Severance Plan, each employer will become liable to provide the severance payments and benefits to the Tier III Executives which it employs, although the Company has agreed to provide the severance payments and benefits in the event of a change in control of the Company, if the employer fails to do so. The Severance Plan also provides that the Company will provide severance payments and benefits to Tier III Executives employed by Vector. Vector currently employs three Tier III Executives.
Each of the Tier I Agreements provides that in the event that (i) there is a Change in Control (as defined in the Agreement) and (ii) within two years following the Change in Control the applicable executive’s employment is terminated by the employer without cause or by the executive with Good Reason (as defined in the Agreement), the employer will pay to the executive a lump sum equal to three times the sum of his or her salary and target annual bonus, and will also provide outplacement services and certain health, insurance and other benefits. The employer will also pay any excise taxes that may be owing under Section 280G of the Internal Revenue Code. Each of the Tier II agreements provide for similar payments and benefits under the same circumstances, except that the applicable executive is entitled to receive a lump sum equal to two times the sum of his or her salary and target annual bonus. The Severance Plan provides in the event that (i) there is a Change in Control (as defined in the Severance Plan) and (ii) within one year following the Change in Control the applicable executive’s employment is terminated by the employer without cause or by the executive with Good Reason (as defined in the Severance Plan), the employer will pay to the executive a lump sum equal to one times the sum of the applicable Tier III executive’s salary and target annual bonus and will provide certain other benefits. However, the Severance Plan does not provide for the employer to pay any excise taxes that may be owing under Section 280G of the Internal Revenue Code.
Tier I Agreements have been entered into by the following senior executives of the Company:
Douglas W. Stotlar            President and Chief Executive Officer
Kevin C. Schick            Senior Vice President and Chief Financial Officer

Jennifer W. Pileggi            Senior Vice President and General Counsel
David S. McClimon            Senior Vice President
Each of the agreements is dated as of and effective as of January 1, 2006, and has been entered into by the Company as employer, except for the Tier I Agreement of David S. McClimon, which has been entered into by Con-Way Transportation Services, Inc. as employer.
Attached as Exhibits 99.1 through 99.6 to the above-referenced 8-K are copies of the form of Tier I Agreement used by the Company, the form of Tier I Agreement used by employers of Tier I Executives other than the Company, the form of Tier II Agreement used by the Company, the form of Tier II Agreement used by employers of Tier II Executives other than the Company, the form of Tier II Vector Agreement, and the amended and restated CNF Inc. Executive Severance Plan. The foregoing description of the severance arrangements, agreements and plan approved by the Compensation Committee is qualified in its entirety by reference to Exhibits 99.1 through 99.6.
The Committee also authorized the Company’s Chief Executive Officer to enter into Tier I Agreements and Tier II Agreements with executives (other than the Chief Executive Officer) who become Tier I Executives or Tier II Executives through hiring or promotion.
  B. 1997 Equity and Incentive Plan
In September 2005, the Compensation Committee approved certain changes to the definition of the term “Change in Control” in the 1997 Equity and Incentive Plan (the “EIP”). At the December meeting, the Committee approved a number of additional changes to the EIP which are largely clarifying and/or technical in nature. Among the substantive changes to the EIP approved by the Committee are (i) the deletion of the sale of two of the three primary business units of the Company from the definition of the term “Change in Control;” (ii) the exclusion of a public offering or liquidation of a business unit from the definition of the term “Change on Control;” and (iii) the inclusion of the sale of any business unit (as opposed to specifically named business units) within the definition of the term “Change in Control.”
A copy of the amended and restated 1997 Equity and Incentive Plan is attached as Exhibit 99.7 to the above-referenced 8-K. The foregoing description of the EIP is qualified in its entirety by reference to Exhibit 99.7.
  C. Value Management Plan
In September 2005, the Compensation Committee approved certain changes to the Value Management Plan, including that the term “Change in Control” has the meaning specified in the amended 1997 Equity and Incentive Plan. At the

December meeting, the Committee approved a number of additional changes to the Value Management Plan which are largely clarifying and/or technical in nature. A copy of the amended and restated Value Management Plan is attached to the above-referenced 8-K as Exhibit 99.8. The foregoing description of the Plan is qualified in its entirety by reference to Exhibit 99.8.
  D. 2005 Deferred Compensation Plan for Executives
In September 2005, the Compensation Committee approved certain changes to the 2005 Deferred Compensation Plan for Executives. At the December meeting, the Committee approved a number of additional changes to the 2005 Deferred Compensation Plan for Executives that are largely clarifying and/or technical in nature, including amendments relating to changes in deferral elections after the commencement of a performance period and to the crediting of returns to account balances. A copy of the amended and restated 2005 Deferred Compensation Plan for Executives is attached to the above-referenced 8-K as Exhibit 99.9. The foregoing description of the Plan is qualified in its entirety by reference to Exhibit 99.9.
  E. Form of Stock Option Agreement and Restricted Stock Award Agreement
At the December meeting, the Compensation Committee approved a number of changes, which are largely clarifying and/or technical in nature, to the form of Stock Option Agreement and to the form of Restricted Stock Award Agreement used to evidence awards of stock options and restricted stock made to executives under the 1997 Equity and Incentive Plan. Among the substantive changes were changes to certain vesting provisions and exercise provisions made to conform to changes made to the definition of the term “Change in Control” in the 1997 Equity and Incentive Plan. Copies of the amended form of Stock Option Agreement and Restricted Stock Award Agreement are attached to the above-referenced 8-K as Exhibits 99.10 and 99.11. The foregoing description of the agreements is qualified in its entirety by reference to Exhibits 99.10 and 99.11.
F. Discretionary Bonus Authority
At the December meeting, the Compensation Committee delegated authority to the Company’s Chief Executive Officer to award discretionary bonuses to employees, subject to the following conditions:
1.	The Chief Executive Officer may not award discretionary bonuses to executive officers who are in positions that are classified within the Company’s executive level salary grade structure as Grade 1 or Grade 2 officers. Based on the current grade structure, the Chief Executive Officer does not have the authority to grant discretionary bonuses to himself, the Chief Financial Officer, the

General Counsel or the President of the Company’s Con-Way Transportation Services, Inc. subsidiary.

2.	A discretionary bonus may be awarded only in circumstances in which the Chief Executive Officer determines that an employee’s efforts have resulted in a substantial benefit to the Company.

3.	Each discretionary bonus cannot exceed, on a pre-tax basis, the greater of $50,000 or 50% of the employee’s target annual incentive compensation plan award for the calendar year in which the discretionary bonus is awarded.

4.	The discretionary bonus may be awarded in the form of cash, nonqualified stock options, or a combination of the two.

5.	The aggregate amount of discretionary bonuses awarded by the Chief Executive Officer pursuant to this authority in a calendar year may not exceed $250,000.

6.	The Chief Executive Officer will report at least annually to the Compensation Committee regarding discretionary bonuses made under this authority.

VI.	Arrangements Made on January 23, 2006 and Disclosed in a Report on Form 8-K Filed on January 25, 2006
A. Executive Compensation. On January 22 and 23, 2006, the Company’s Compensation Committee, together with (in the case of the compensation of the Company’s Chief Executive Officer), the other independent members of the Board of Directors, approved the following:
Salary Increases:

Officer	Title	Current Salary	% Increase	New Salary
Douglas W. Stotlar (1)	President and Chief Executive Officer	$650,000	3.85%	$675,012
Robert L. Bianco (2)	President, Menlo Worldwide, LLC	$339,976	6.0%	$360,412
John G. Labrie (3)	President, ConWay Supply Chain Services, LLC	$325,000	5.0%	$341,276

Officer	Title	Current Salary	% Increase	New Salary
David S. McClimon (4)	President, ConWay Transportation Services, Inc.	$395,044	6.0%	$418,756
Jennifer W. Pileggi	Senior Vice President, General Counsel & Secretary	$310,024	5.0%	$325,572
Kevin C. Schick (5)	Senior Vice President and Chief Financial Officer	$310,024	12.9%	$350,012

(1)	Mr. Stotlar was appointed President and Chief Executive Officer of CNF Inc. on April 25, 2005.

(2)	Mr. Bianco is also Vice President of CNF Inc.

(3)	Mr. Labrie is also Vice President of CNF Inc.

(4)	Mr. McClimon is also Senior Vice President of CNF Inc.

(5)	Mr. Schick was appointed Senior Vice President and Chief Financial Officer, effective April 1, 2005.
2006 Incentive Compensation Awards. The annual incentive compensation awards are based upon performance objectives approved by the Compensation Committee. The 2006 awards to Messrs. Stotlar and Schick and Ms. Pileggi are based on the pre-tax, pre-incentive income of the Company; the award to Mr. Bianco is based in part on the pre-incentive operating income of Menlo Worldwide, LLC and in part on the pre-tax, pre-incentive income of the Company; the award to Mr. McClimon is based in part on the pre-incentive operating income of Con- Way Transportation Services, Inc. and in part on the pre-tax, pre-incentive income of the Company; and the award to Mr. Labrie is based in part on the pre-incentive operating income of Con-Way Supply Chain Services, LLC and in part on the pre-tax, pre-incentive income of the Company. The maximum incentive compensation for any officer is equal to twice his or her target award.

		Target Award,
		as Percentage	Target Award	Maximum
Officer	Title	of Salary	($)	Award ($)
Douglas W. Stotlar	President and Chief Executive Officer	100%	$675,012	$1,350,024
Robert L. Bianco	President, Menlo Worldwide, LLC	60%	$216,247	$432,494
John G. Labrie	President, Con-Way Supply Chain Services, LLC	60%	$204,766	$409,532
David S. McClimon	President, Con-Way Transportation Services, Inc.	75%	$314,067	$628,134
Jennifer W. Pileggi	Senior Vice President, General Counsel & Secretary	75%	$244,179	$488,358
Kevin C. Schick	Senior Vice President and Chief Financial Officer	75%	$262,509	$525,018
Value Management Plan Awards for Three-Year Cycle Ending December 31, 2008. Value Management awards are governed by the terms of the Company’s Value Management Plan. Two-thirds of each award is based upon the “absolute performance” of one or more business units, as measured by EBITDA (earnings before interest, taxes, depreciation and amortization) and by ROCE (return on capital employed), and one-third on CNF’s relative total shareholder return for the three-year cycle. The performance objectives are approved by the Compensation Committee.
For the 2006-2008 cycle, Mr. McClimon’s award is based in part on the performance of Con-Way Transportation Services, Inc. and in part on the performance of the Company, Mr. Labrie’s award is based in part on the performance of Con-Way Transportation Services, Inc. and in part on the performance of the Company, and Mr. Bianco’s award is based in part on the performance of Menlo Worldwide, LLC and in part on the performance of the Company. Payments on the awards set forth in the table below are payable in 2009, based on actual performance for the three-year period commencing January 1, 2006 and ending December 31, 2008. The maximum Value Management Plan award for any officer is equal to twice his or her target award. A copy of the amended and restated Value Management Plan is attached to the above-referenced 8-K as Exhibit 99.1. The foregoing description of the Value Management Plan is qualified in its entirety by reference to such exhibit.

		Target Award	Target Award	Maximum
Officer	Title	(% of Salary)	($)	Award ($)
Douglas W. Stotlar	President and Chief Executive Officer	200%	$1,350,024.00	$2,700,048.00
Robert L. Bianco	President, Menlo Worldwide, LLC	62.5%	$225,257.50	$450,515.00
John G. Labrie	President, Con-Way Supply Chain Services, LLC	62.5%	$213,297.50	$426,595.00
David S. McClimon	President, Con-Way Transportation Services, Inc.	112.5%	$471,100.50	$942,201.00
Jennifer W. Pileggi	Senior Vice President, General Counsel & Secretary	112.5%	$366,268.50	$732,537.00
Kevin C. Schick	Senior Vice President and Chief Financial Officer	112.5%	$393,763.50	$787,527.00
Stock Option Awards. Each stock option award described in the table below is made pursuant to, and is governed by the terms of, the Company’s 1997 Equity and Incentive Plan and a stock option agreement in the form attached hereto as Exhibit 99.2 entered into by the Company and the executive. These documents provide that the options have a term of ten years, will vest in equal annual installments over three years, commencing January 1, 2007, or earlier in certain circumstances (including in the event of death or disability or upon a Change in Control). Upon retirement at age 65 or pursuant to the “Rule of 85” (providing for an unreduced retirement benefit upon early retirement), the options continue to vest in accordance with their terms.

		Non-
		Qualified	Incentive	Total
		Option	Stock Option	Option	Exercise
Officer	Title	Shares	Shares	Shares	Price
Douglas W. Stotlar	President and Chief Executive Officer	53,189	1,811	55,000	$55.20
Robert L. Bianco	President, Menlo Worldwide LLC	8,700	0	8,700	$55.20
John G. Labrie	President, Con-Way Supply Chain Services, LLC	8,700	0	8,700	$55.20
David S. McClimon	President, Con-Way Transportation Services, Inc.	16,589	1,811	18,400	$55.20
Jennifer W. Pileggi	Senior Vice President, General Counsel & Secretary	14,189	1,811	16,000	$55.20
Kevin C. Schick	Senior Vice President and Chief Financial Officer	14,189	1,811	16,000	$55.20
B. Adjustment to Value Management Plan Award Performance Goals
In December 2004, the Company closed the sale of its Menlo Worldwide Forwarding subsidiary (“Forwarding”) to United Parcel Service, Inc. At its January 22, 2006 meeting, the Compensation Committee exercised its discretion under the terms of the Value Management Plan to amend the performance goals applicable to awards made to executives employed by the Company and by Menlo Worldwide for the 2004-2006 award cycle, in order to reflect the sale of Forwarding.

Under the Value Management Plan, two-thirds (2/3) of each award is based upon the “absolute performance” of one or more business units, as measured by EBITDA (earnings before interest, tax, depreciation and amortization) and by ROCE (return on capital employed). The performance goals originally approved by the Committee and applicable to awards made to executive employed by CNF and by Menlo Worldwide included EBITDA and ROCE for Forwarding for the entire three-year cycle; however, following the December 2004 sale Forwarding no longer contributed to EBITDA and ROCE. As a result, the Committee elected to amend the performance goals for the 2004-2006 cycle so as to remove Forwarding from the goals for the 2005 and 2006 (but not 2004) calendar years.
C. Value Management Plan
In 2005, the Compensation Committee approved certain changes to the Value Management Plan, including changes providing for executives who transfer from one business unit to another during a Value Management Plan award cycle to receive a pro rata payment for that award cycle, based on the performance of each of the business units which employed that executive during the cycle. At its January 22, 2006 meeting, the Committee amended the Value Management Plan to provide that the pro rata payment will be received by each affected executive unless the Committee determines otherwise. The Committee also determined that Mr. Stotlar will not receive a pro rata payment for the 2005- 2007 award cycle (but instead will receive a payment based solely on the performance of Con-Way Transportation Services, Inc. for the cycle), even though he transferred from Con-Way Transportation Services, Inc. to the Company upon his promotion to President and CEO in April 2005.
D. Form of Stock Option Agreement
At the January 22, 2006 December meeting, the Compensation Committee approved certain amendments, which are largely clarifying and/or technical in nature, to the form of Stock Option Agreement used to evidence awards of stock options made to executives under the 1997 Equity and Incentive Plan. The amendments (i) clarify that all unvested options automatically vest upon the death or disability (as defined) of an executive who at the time of death or disability is an active full-time employee; (ii) provide that all unvested options held by retired executives automatically vest upon the executive’s death; (iii) amend the definition of the term “disability;” and (iv) provide that options continue to be exercisable for a period of one year following an option holder’s death (but not beyond the ten-year term of the option).
E. Director Compensation
On January 23, 2006 the Board of Directors, based on the recommendation of the Director Affairs Committee, approved a supplemental chair retainer of $200,000 for Dr. W. Keith Kennedy, Jr., the Chairman of the Company’s Board of Directors, in calendar year 2006. In addition to the supplemental chair retainer, Dr. Kennedy also will receive the annual cash retainer of $70,000 paid to all members of the Board of Directors. Each of these retainers is payable quarterly in advance. In 2006, Dr. Kennedy also will receive a grant of restricted stock having a value at the time of grant of $65,000. The restricted stock grant will be made in April 2006, after directors are elected at the Company’s annual meeting of shareholders. In 2005, Dr. Kennedy received an annualized chair retainer of $750,000 during the period from April 25, 2005 (when he stepped down as interim Chief Executive Officer of the Company) through December 31, 2005, in recognition of his increased responsibilities and time commitment as Chair to ensure that the Board’s strategic direction was communicated to and embraced by the new Chief Executive Officer, Mr. Stotlar, during the first few months following his assumption of such executive responsibilities.